Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-223036 on Form S-4 of Dominion Energy Inc. of our reports dated February 22, 2018, relating to the consolidated financial statements and financial statement schedule of SCANA Corporation and subsidiaries (the “Company”) (which report on the consolidated financial statements expresses an unqualified opinion and includes an emphasis of matter paragraph regarding legal, legislative, and regulatory matters that may result in material impacts to results and the liquidity of the Company as a result of the abandoned Nuclear Project), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2017 and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

March 14, 2018